Exhibit 16

June 21, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the first four paragraphs included in Item 4 of the Form 8-K dated June 21, 2002 of Omnicom Group Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP